Exhibit 99.1

Crane Co.	NEWS

Contact: Richard E. Koch Director, Investor Relations and Corporate Communications 203-363-7352 www.craneco.com

CRANE CO. REPORTS FOURTH QUARTER EARNINGS OF $.58 PER SHARE,

RECORD EARNINGS FOR THE FULL YEAR

Fourth Quarter Highlights (vs. 2004):

•	Earnings per share increased 12% to $.58 per share *

•	Sales increased 4% to $506 million

•	Operating profit increased 19% to $55.1 million *

•	Operating profit margin was 10.9%, up from 9.5% *

•	Cash provided from operating activities increased 66% to $77.4 million

Twelve Months Highlights (vs. 2004):

•	Earnings per share increased 14% to $2.25 per share, a record for the company *

•	Sales grew 9% to $2.1 billion

•	Operating profit increased 15% to $214 million *

•	Operating profit margin was 10.4%, up from 9.9% *

•	Cash provided from operating activities increased 64% to $181.5 million

*	In 2004, Crane recorded a pretax charge of $348 million (3Q’04 charge of $362 million; 4Q’04 reversal of $14 million) for certain asbestos and environmental matters and a fourth quarter after-tax gain on the sale of its Victaulic business of $6.5 million. The fourth quarter and annual comparisons shown above exclude these items. Including these items, the fourth quarter 2004 operating profit was $60.3 million, operating profit margin was 12.4% and net income was $.78 per share. Including these items, for the twelve months of 2004 the operating loss was $161.5 million, operating profit margin was (8.5%) and net loss was $1.78 per share. Please see the Non-GAAP Financial Measures table attached to this press release for details.

STAMFORD, CONNECTICUT – January 23, 2006 - Crane Co. (NYSE: CR), a diversified manufacturer of engineered industrial products, reports fourth quarter 2005 net income was $35.3 million, or $.58 per share, compared with net income of $46.4 million, or $.78 per share in the fourth quarter of 2004. Net income of $46.4 million in 2004 included a $6.5 million gain from the Victaulic divestiture, as well as a $9.1 million reduction in the Company’s asbestos liability. Excluding the gain and the adjustment, the Company’s net income would have been $30.7 million, or $.52 per share in the fourth quarter of 2004. Please see the Non-GAAP Financial Measures table attached to this press release for details.

Fourth quarter 2005 sales increased $20.7 million, or 4%, including core business growth of $26.9 million (5%) and unfavorable foreign currency translation of $6.2 million (1%). Operating profit of $55.1 million rose 19% compared with $46.2 million in the prior year quarter before the reduction in asbestos liability. After the reduction in asbestos liability, Crane reported an operating profit of $60.3 million in the fourth quarter of 2004.

Order backlog at December 31, 2005 totaled $597.1 million, compared with backlog of $604.8 million at September 30, 2005 and $566.7 million at December 31, 2004.

“Our fourth quarter earnings of $.58 per share were at the high end of our guidance of $.53 to $.58 per share,” said Crane Co. president and chief executive officer, Eric C. Fast. “Our fourth quarter 2005 operating profit margin of 10.9% exceeded the fourth quarter of 2004, excluding the asbestos adjustment, by 140 basis points, reflecting improved performance in Fluid Handling and

Engineered Materials. Fourth quarter 2005 cash flow was very strong, ending the year with $180.4 million in cash and we are entering 2006 with momentum to continue to grow both earnings and cash flow.”

Cash Flow and Financial Position

During the fourth quarter of 2005, before asbestos-related payments, the Company generated cash flow from operating activities of $98.2 million compared with $66.3 million generated in the fourth quarter of 2004. Asbestos-related fees and costs, net of insurance recoveries, were $20.8 million in the fourth quarter of 2005 up from $19.7 million in the fourth quarter of 2004. Capital expenditures were $9.5 million in the fourth quarter of 2005, compared with $6.9 million in the prior year period. Free cash flow (cash from operating activities less capital expenditures) was $67.8 million in the fourth quarter of 2005, up 71% compared with $39.7 million in the fourth quarter of 2004. In the third quarter of 2005, the dividend was increased by 25%, and as a result the Company paid $7.5 million in dividends to shareholders in the fourth quarter of 2005, compared with $5.9 million in the fourth quarter of 2004. Over the full year 2005, the Company generated free cash flow of $154.4 million compared with $88.5 million in 2004. (Please also see the attached Condensed Statement of Cash Flows and Non-GAAP Financial Measures.) Net debt to capital was 13.1% at December 31, 2005, compared with 27.1% at December 31, 2004.

Segment Results

All comparisons below refer to the fourth quarter 2005 versus the fourth quarter 2004, unless otherwise specified.

Aerospace & Electronics

	Fourth Quarter		Change
(dollars in millions)	2005	2004
Sales	$145.2	$138.8	$6.4	5%
Operating Profit	$25.4	$24.9	$0.5	2%
Profit Margin	17.5%	18.0%

The fourth quarter 2005 sales increase of $6.4 million reflected a sales increase of $8.7 million in the Aerospace Group partially offset by a decrease of $2.3 million in the Electronics Group. Segment operating profit increased by $0.5 million with a $2.0 million increase in Aerospace profits partially offset by a $1.5 million reduction in the Electronics Group’s results.

Aerospace Group sales of $88.0 million increased $8.7 million, or 11%, from $79.3 million in the prior year period. Sales increased largely due to higher OEM volume and to a lesser extent higher after-market volume, particularly commercial spares volume. The increase in OEM volume included higher large-commercial, regional and business jet aircraft delivery rates. Operating profit was higher than the prior year because of the favorable impact of higher volumes. However, profit margin percent was slightly lower due to higher engineering investment in new programs and higher material costs.

With lower sales primarily Electronic Manufacturing Solutions, Electronics Group sales of $57.2 million decreased $2.3 million, or 4%, from $59.5 million in the prior year period. Lower sales and higher costs contributed to the 14%, or $1.5 million, decrease in operating profit from the prior year. While slightly below last year and the third quarter, margins remained at acceptable levels.

The Aerospace & Electronics Segment backlog was $365.0 million at December 31, 2005, compared with $366.1 million at September 30, 2005 and $341.5 million at December 31, 2004.

Engineered Materials

	Fourth Quarter		Change
(dollars in millions)	2005	2004
Sales	$69.3	$62.9	$6.4	10%
Operating Profit	$12.1	$9.5	$2.6	28%
Profit Margin	17.5%	15.1%

The fourth quarter 2005 sales increase of $6.4 million, or 10%, reflected price increases, which more than offset the effect of slightly lower unit sales across most of the served markets. Profit margin increased to 17.5%, effectively leveraging the increased sales.

Merchandising Systems

	Fourth Quarter		Change
(dollars in millions)	2005	2004
Sales	$36.2	$43.1	$(6.9)	(16)%
Operating Profit	$1.4	$2.0	$(0.6)	(27)%
Profit Margin	4.0%	4.5%

Merchandising Systems sales declined $6.9 million, or 16%, reflecting lower volumes (14%) and unfavorable foreign exchange rates (2%). European and North American vending sales were significantly below last year as the vending industry has experienced softer sales in the second half of 2005 as operators struggled with lower profitability from higher gas prices and food costs.

The effect of the reduced sales volume in vending was largely offset by effective control of costs with profit margins at 4.0%, down slightly from 4.5%.

Fluid Handling

	Fourth Quarter		Change
(dollars in millions)	2005	2004
Sales	$235.5	$222.5	$13.0	6%
Operating Profit	$22.5	$12.7	$9.8	78%
Profit Margin	9.6%	5.7%

The fourth quarter sales increase of $13.0 million, or 6%, included $17.4 million (8%) from core businesses and $4.4 million (2%) from unfavorable foreign currency translation. Operating profit increased 78%, and margin continued to improve, both versus the third quarter of 2005 and the fourth quarter of 2004, due to strengthening market demand, productivity improvements and customer price increases.

Valve Group sales of $122.4 million increased $2.2 million, or 2%, from the prior year. Core sales increased $6.0 million (5%) from increased market demand for industrial valves and strengthening pricing across all the valve product businesses, partially offset by $3.8 million (3%) of unfavorable foreign currency translation. Operating profit increased 93% versus the prior year, reflecting higher selling prices and volumes, and improved operating costs which more than offset higher material costs. Profit margin of approximately 8% improved from approximately 4% in the prior year.

Crane Ltd. sales of $29.1 million decreased $1.0 million, or 3%, as core business growth of 8% was offset by $1.9 million of unfavorable foreign currency translation (6%) and the absence of revenue from the Victaulic business which was sold in December 2004 (5%). Profit margin improved slightly to approximately 12% from 11% in the prior year period. Favorable product mix and the benefits of product sourced from low cost countries more than offset higher pension costs.

Crane Pumps & Systems sales of $27.5 million increased $3.5 million, or 15%, over the fourth quarter of 2004. Profit margin of approximately 13% was up from approximately 8% in the prior year due to productivity gains realized from the Salem, Ohio closure, increased low cost country sourcing, and the ability to effectively leverage the incremental volume.

Crane Supply sales of $41.0 million increased $4.4 million, or 12%, of which 8% was from core business selling price and volume growth and 4% was from favorable foreign currency translation. Profit margin was approximately 10%, compared with approximately 9% in the prior year, as price increases and cost savings initiatives more than offset higher material costs.

Resistoflex-Industrial sales of $13.4 million increased $2.3 million, or 21%, primarily because of the acquisition of Edlon PSI in August 2005. Profit margin was approximately 12%, compared with approximately 9% in the prior year period primarily because of customer price increases and the profit associated with Edlon.

The Fluid Handling Segment backlog was $188.8 million at December 31, 2005, compared with $194.4 million at September 30, 2005 and $183.2 million at December 31, 2004.

Controls

	Fourth Quarter		Change
(dollars in millions)	2005	2004
Sales	$20.2	$18.5	$1.7	9%
Operating Profit	$2.0	$1.7	$0.3	16%
Profit Margin	9.8%	9.3%

Sales improvements of $1.7 million, or 9%, were largely attributable to increased demand for products in the oil and gas exploration, and gas transmission markets. Operating profit was higher than the prior year period as volume gains and sales price increases more than offset higher material and labor costs.

First Quarter and Full Year 2006 Guidance, and the Impact of the CashCode Acquisition

Management expects earnings in the first quarter 2006 to be in the range of $.46 to $.56 per share, compared to $.42 per share in the first quarter 2005. Earnings in 2006 are being adversely impacted by approximately $.02 per share per quarter, or about $.09 per share for the year, as a result of the new accounting treatment requiring the expensing of stock options. On a full year basis, management is maintaining its 2006 earnings per share guidance from $2.45 to $2.60 per share. If Crane had expensed options in 2005, earnings per share would have decreased from $2.25 (as reported) to $2.16 (as adjusted). Crane’s 2006 EPS guidance represents a 13 – 20% increase above its adjusted EPS for 2005.

Management continues to expect that free cash flow (cash flow from operations less capital expenditures) in 2006 will be approximately $165 million ($154 million in 2005). Cash provided from operations before net asbestos payments and capital expenditures is expected to be $240 million ($217 million in 2005). Net asbestos payments (including insurance reimbursements) are projected at $45 million ($45.3 million in 2005) and capital expenditures are expected to be approximately $30 million ($27.2 million in 2005). In 2005, the Company received a $9.9 million refund associated with the termination of the Master Settlement Agreement. Please see the Non-GAAP Financial Measures table attached to this press release for details. Additional information with respect to the Company’s asbestos liability and related accounting provisions and cash requirements is set forth in the Current Report on Form 8-K filed with a copy of this press release.

As previously announced, on January 17, 2006, Crane acquired CashCode Co. Inc., a privately held company specializing in niche applications for banknote validation, storage and recycling devices for use in vending, gaming, retail and transportation applications. The purchase price was $86 million in cash. CashCode had sales of approximately $48 million in 2005. It is expected that CashCode will be modestly accretive to earnings in 2006.

Conference Call

Crane Co. has scheduled a conference call to discuss the fourth quarter’s financial results on Tuesday, January 24th, 2006 at 10:00 A.M. (Eastern). All interested parties may listen to a live webcast of the call at http://www.craneco.com. An archived webcast will also be available to replay this conference call directly from the Company’s website.

Crane Co. is a diversified manufacturer of engineered industrial products. Founded in 1855, Crane provides products and solutions to customers in the aerospace, electronics, hydrocarbon processing, petrochemical, chemical, power generation, automated merchandising, transportation and other markets. The Company has five business segments: Aerospace & Electronics, Engineered Materials, Merchandising Systems, Fluid Handling, and Controls. Crane has approximately 10,500 employees in North America, South America, Europe, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and subsequent reports filed with the Securities and Exchange Commission.

(Financial Tables Follow)